Camber Energy, Inc. 8-K

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CAMBER ENERGY, INC.,

CAMBER ENERGY MERGER SUB 2, INC.,

LINEAL STAR HOLDINGS, LLC, AND

THE MEMBERS PARTY HERETO

DATED AS OF JULY 8, 2019

LIST OF EXHIBITS

Exhibit A	Certificate of Designation Establishing the Designation, Preferences, Limitations and Relative Rights of the Parent’s Series E Preferred Stock
Exhibit B	Certificate of Designation Establishing the Designation, Preferences, Limitations and Relative Rights of the Parent’s Series F Preferred Stock
Exhibit C	Stock Registration Form
Exhibit D	Stock Power and Assignment of Uncertificated Membership Interests

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 8, 2019 (this “Agreement”), is by and among Camber Energy, Inc., a Nevada corporation (“Parent”), Camber Energy Merger Sub 2, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Lineal Star Holdings, LLC, a Delaware limited liability company (the “Company”) and each of the Members of the Company set forth on the signature pages hereto under the heading “Members” (the “Members”). Each of the Parent, Merger Sub, Company and the Members are referred to herein as the “Parties” or “parties”, and individually as a “Party” or a “party”.

W I T N E S S E T H:

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”) and the Members, have (i) determined that it is in the best interests of the Company and the Members to enter into this Agreement, and (ii) approved this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Merger Sub, the Members, the Board and the Board of Directors of Parent have each unanimously approved this Agreement; and

WHEREAS, Parent, Merger Sub, the Company and the Members desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1.        Certain Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

(a)       “Accredited Member” means each of the Preferred Holder, Brian Shanklin, Blain Shanklin, Mario Salinas, Craig Crawford and Tim J. Connolly.

(b)       “Act” means the Delaware Limited Liability Company Act.

Agreement and Plan of Merger

(c)       “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(d)       “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(e)       “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Texas are authorized by law or executive order to be closed.

(f)        “COBRA” means Title I, Part 6, of ERISA.

(g)       “Code” means the Internal Revenue Code of 1986, as amended.

(h)       “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or obligations.

(i)        “DGCL” means the Delaware General Corporation Law.

(j)        “Environmental Law” means any Law relating to the protection of the environment, natural resources, or public or employee health and safety, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or Hazardous Substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended.

(k)       “ERISA Affiliate” means any entity which is (or at any time was) a member of a controlled group, that would be deemed a single employer within the meaning of Section 4001(b) of ERISA.

(l)        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Agreement and Plan of Merger

(m)      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n)       “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

(o)       “Governing Documents” of an entity shall mean the (i) articles or certificate of incorporation or association, certificate of formation, articles of organization or certificate of limited partnership or similar instrument under which an entity is formed; and (ii) the other documents or agreements, including bylaws, partnership agreements of partnerships, operating agreements of limited liability companies, or similar documents, adopted by the entity to govern the formation and internal affairs of the entity, as such may be amended from time to time.

(p)       “Governmental Entity” means federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority.

(q)       “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(r)        “Joint Venture” means any corporation, partnership, association, trust or other form of legal entity of which 50% or less of the outstanding voting securities are on the date hereof directly or indirectly owned by such party.

(s)       “Knowledge” means (x) with respect to Parent, the actual knowledge, after reasonable inquiry, of the following individuals: Louis G. Schott and/or Robert Schleizer and (y) with respect to the Company, the actual knowledge, after reasonable inquiry, of the following individuals: Brian Shanklin, Tim Connolly, Craig Crawford and/or Manuel Mondragon.

(t)        “Law” or “Laws” means all federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement having the force of law of or undertaking to or agreement with any Governmental Entity, including common law.

(u)       “Liens” mean all liens, claims, deeds of trust, options, rights of first refusal, restrictive covenants, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under applicable Law, including the Securities Act, and the “blue sky” laws of the various states of the United States).

Agreement and Plan of Merger

(v)       “Lineal Transaction” means an acquisition by Lineal of assets or securities which results in the Corporation, immediately after such acquisition, being able to meet the initial listing requirements of the NYSE American.

(w)      “Made Available” or “made available”, as to information made available by the Parent or its Representatives to the Company or its Representatives, means that such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Parent SEC Report, including as an exhibit thereto (or expressly incorporated by reference into a Parent SEC Report) prior to the date hereof or (ii) made available for review by Company or Company’s Representatives by the Parent or the Parent’s Representatives prior to the date hereof.

(x)        “Majority Interest” means holders of the Series E Preferred Stock who collectively own more than fifty percent (50%) of all of the then outstanding Series E Preferred Stock shares.

(y)       “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, properties, business, results of operation or financial condition of the Party and its Subsidiaries, taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of the Party to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated hereby, but shall not include facts, circumstances, events, changes, effects or occurrences generally affecting the industry in which the Party operates or the economy or the financial, credit or securities markets in the United States or elsewhere in the world, including any changes in interest rates, any political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, except to the extent any fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, materially and disproportionately adversely affects the assets, properties, business, results of operation or financial condition of the Party and its Subsidiaries, taken as a whole.

(z)        “NYSE American” means the NYSE American LLC, a national securities exchange registered with the SEC.

(aa)      “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(bb)     “Parent Material Agreement” means (i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, lease, license or other binding commitment (other than those between Parent and its Subsidiaries) relating to indebtedness (for the avoidance of doubt, including sale and leaseback transactions) or other binding obligation to make payment with respect to indebtedness in an amount in excess of $100,000 individually, and with respect to binding obligations other than with respect to indebtedness, in an amount in excess of $50,000 individually on an annual basis with a term of greater than five years, (iii) a contract which purports to materially limit the right of Parent or any of its Subsidiaries to engage or compete in any line of business or to compete with any person or operate in any location, (iv) a contract that creates a partnership or Joint Venture or similar arrangement with respect to any significant portion of the business of Parent or its Subsidiaries taken as a whole, or (v) a settlement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which Parent or any of its Subsidiaries is subject involving future performance by Parent or any of its Subsidiaries which is material to Parent and any of its Subsidiaries taken as a whole.

Agreement and Plan of Merger

(cc)     “Parent Merger Preferred Stock” means the shares of Series E Preferred Stock and Series F Preferred Stock of the Parent issuable to the holders of Company Common Shares pursuant to Section 3.1.1 hereof.

(dd)     “Person” or “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(ee)     “Preferred Holder” means JShan Energy, LLC.

(ff)       “Representatives” means a party’s respective officers, directors, employees, agents and other representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries.

(gg)     “Required Shareholder Approval Date” means November 22, 2019, or if a Lineal Transaction has not occurred prior to September 23, 2019, a date which is 60 days after the closing of a Lineal Transaction, or such other later date which is approved by the Corporation and a Majority In Interest

(hh)     “SEC EDGAR” means the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval system) database located at www.sec.gov.

(ii)       “SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act, and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

(jj)       “SEC” means the United States Securities and Exchange Commission.

(kk)     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ll)       “Series C Preferred Stock” means the Series C Redeemable Convertible Preferred Stock of the Parent.

Agreement and Plan of Merger

(mm)   “Series C Settlement Agreements” means that Security Exchange Agreement, that Termination Agreement and any other agreement entered into between the Parent and the holder of the Series C Preferred Stock, to (i) exchange the Series C Preferred Stock for Series D Preferred Stock of the Parent, which fixes the number of shares of Parent Common Stock issuable upon conversion thereof (including for conversion premiums and dividends); (ii) to waive or forgive any other shares of Parent Common Stock then due to such holder under the terms of any other securities held, or previously held, by such holder, including shares due for true-ups on previously converted/exercised securities, (iii) to approve the terms and conditions of this Agreement, and (iv) for such holder of the Series C Preferred Stock to agree to vote any shares of Parent Common Stock which it holds as of the record date for the Parent Shareholder Meeting (as defined below in Section 7.6.1), in favor of the approval of this Agreement, the conversion of the Series E Preferred Stock and Series F Preferred Stock into Parent Common Stock, and such other matters as the Parent may reasonably request, at such Parent Shareholder Meeting.

(nn)     “Series E Preferred Stock” means the Series E Convertible Preferred Stock of the Parent to be designated prior to Closing, with the rights and preferences as set forth in the Certificate of Designation Establishing the Designation, Preferences, Limitations and Relative Rights of the Parent’s Series E Convertible Preferred Stock in the form of Exhibit A hereof.

(oo)     “Series F Preferred Stock” means the Series F Preferred Stock of the Parent to be designated prior to Closing, with the rights and preferences as set forth in the Certificate of Designation Establishing the Designation, Preferences, Limitations and Relative Rights of the Parent’s Series F Preferred Stock in the form of Exhibit B hereof.

(pp)     “Stock Power and Assignment” means the Stock Power and Assignment of Uncertificated Membership Interests in the form of Exhibit D hereto.

(qq)     “Stock Registration Form” means the Stock Registration Form in the form of Exhibit C hereto.

(rr)       “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association, trust or other business entity of which a majority of the outstanding shares of capital stock or other equity interests having ordinary voting power for the election of directors or their equivalent is at the time owned by such Person directly or through one or more Subsidiaries.

(ss)      “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

(tt)       “Tax” or “Taxes” means (A) any and all federal, state, local or foreign or provincial taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, and (B) any liability in respect of any items described in clause (A) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

Agreement and Plan of Merger

(uu)     “Transaction Documents” means this Agreement, the designations of the Parent Merger Preferred Stock and the Series C Settlement Agreement.

Section 1.2.        Other Definitional Provisions. The Parties acknowledge, confirm and agree that:

(a)       The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.

(b)       Each Party and its counsel have reviewed and revised this Agreement and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(c)       Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(d)       References to any gender include the other genders.

(e)       The words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”.

(f)        The terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)       The terms “day” and “days” mean and refer to calendar day(s).

(h)       The terms “year” and “years” mean and refer to calendar year(s).

(i)        All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(j)        References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.

(k)        Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.

Agreement and Plan of Merger

(l)         In the event of any conflict between the provisions of this Agreement and any such Exhibit, the provisions of this Agreement shall control.

ARTICLE II.
THE MERGER

Section 2.1.        The Merger.  At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Act, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the Act as the surviving limited liability company in the Merger (the “Surviving Company”) and a direct wholly-owned subsidiary of Parent. The Parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code; provided that the Parties each acknowledge and agree that each Party has relied upon the advice of its own Tax advisors in connection with the transactions contemplated by this Agreement and that no Party makes any representation or warranty as to the Tax treatment of the Merger or any other transaction contemplated by this Agreement, except as explicitly set forth herein.

Section 2.2.       Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Camber Energy, Inc. 1415 Louisiana Street, Suite 3500, Houston, Texas 77002 on the date of this Agreement set forth above; provided that the Parties may agree that the Closing will occur through the electronic transfer of documents and each Party may rely on each document sent electronically as an original (such date, the “Closing Date”), or at such other time and place as the Parties may mutually agree upon.

Section 2.3.       Effective Time.  On the Closing Date, the Company shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Act and shall make all other filings or recordings required under the Act. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the Act (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 2.4.        Effects of the Merger.  At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Agreement and Plan of Merger

Section 2.5.        Certificate of Formation and Operating Agreement of the Surviving Company.

2.5.1     At the Effective Time, the Certificate of Formation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

2.5.2     At the Effective time, the Operating Agreement of the Company as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof, hereof and applicable Law, in each case consistent with the obligations set forth in Section 7.3.

Section 2.6.        Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be designated by the Company and the Parent, with the Parent designating one (1) director and the Company designating three (3) directors prior to the Effective Time. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company. The initial directors of the Surviving Company shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7.        Officers.  The officers of the Company (each vice president and each other more senior officer) immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III.
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1.        Effect on Company Membership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:

3.1.1     Conversion of Company Common Shares.  Each common share of the Company as set forth on Section 3.1.1 of the Company Disclosure Schedule issued and outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Shares”), shall thereupon be cancelled and converted automatically into and shall thereafter represent the right to receive 0.95 fully paid and nonassessable shares of Series E Preferred Stock. (i) One million one hundred and forty thousand (1,140,000) preferred shares of the Company held by the Preferred Holder, issued and outstanding immediately prior to the Effective Time, shall thereupon be cancelled and converted automatically into and shall thereafter represent the right to receive 50,000 fully paid and nonassessable shares of Series E Preferred Stock and (ii) five hundred thirty-five thousand (535,000) preferred shares of the Company held by the Preferred Holder, issued and outstanding immediately prior to the Effective Time (such company preferred shares described in (i) and (ii), collectively, “Company Preferred Shares” and together with the Company Common Shares, the “Membership Interests”) shall thereupon be cancelled and converted automatically into and shall thereafter represent the right to receive 16,750 fully paid and nonassessable shares of Series F Preferred Stock (collectively, the consideration issuable pursuant to this Section 3.1.1, the “Merger Consideration”).

Agreement and Plan of Merger

All Membership Interests that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Membership Interests or evidenced by way of book-entry in the register of shareholders of the Company, shall cease to have any rights with respect to such Membership Interests other than the right to receive the applicable Merger Consideration.

3.1.2    Company Held Membership Interests. Each Membership Interest that is held by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

3.1.3    Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all shares of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become 1,000,000 validly issued, fully paid and nonassessable Company Common Shares of the Surviving Company and 1,675,000 validly issued, fully paid and nonassessable Company Preferred Shares of the Surviving Company.

Section 3.2.       [Reserved].

Section 3.3.       Deliveries by the Parent.  At the Closing, the Parent shall, unless waived by the Company, deliver to the Company:

(a)       Confirmation of the approval of the NYSE American of the terms of the Merger as contemplated herein, subject in all cases to the Parent Shareholder Approval.

(b)       The fully executed Series C Settlement Agreements.

(c)       Evidence of filing and the effectiveness of the rights and preferences of the Series E Preferred Stock and Series F Preferred Stock with the Secretary of State of Nevada.

(d)       A certificate signed by a duly authorized representative of the Parent certifying as to the consent of the Board of Directors of the Parent authorizing this Agreement and the transactions contemplated hereby and thereby.

(e)       Evidence that all investor relation services undertaken by Parent have been fully paid as of the date of the Parent Shareholder Meeting, with no balances due or further obligation from Parent remaining thereafter.

(f)        Duly executed counterparts of Indemnification Agreements entered into with the Parent’s current officers and directors, in such form reasonably acceptable to such officers and directors.

Agreement and Plan of Merger

Section 3.4.       Deliveries by the Company.  At the Closing, the Company shall, unless waived by the Parent, deliver to the Parent:

(a)       A certificate signed by a duly authorized representative of the Company certifying as to the consent of the Board of Directors of the Company authorizing this Agreement and the transactions contemplated hereby and thereby.

(b)       A copy of a unanimous consent signed by the Members approving the terms of this Agreement and the transactions contemplated herein, including the Merger.

Section 3.5.       Deliveries by the Members.  At the Closing, each of the Members shall, unless waived by the Parent, deliver to the Parent:

(a)       A duly endorsed certificate evidencing the Interests held by the Member, or if such Interests are uncertificated and held in book entry form, a duly executed Stock Power and Assignment.

(b)       A completed and executed Stock Registration Form.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule,” it being understood and agreed that the lack of any specific reference to a Company Disclosure Schedule in this Agreement shall not limit the Company’s right to qualify any representation or warranty in the Company Disclosure Schedules), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1.       Qualification, Organization, Subsidiaries, etc.

(a)       Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, partnership, limited liability company, trust or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiaries.

(b)       Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company or its Subsidiaries. The organizational or governing documents of the Company and each of its Subsidiaries, as previously provided to Parent, are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

Agreement and Plan of Merger

Section 4.2.       Capital Stock.

(a)       The authorized capital stock of the Company consists of (i) two million (2,000,000) Company Common Shares and (ii) two million (2,000,000) Company Preferred Shares. As of July 8, 2019, (i) one million (1,000,000) Company Common Shares were issued and outstanding and (ii) 1,675,000 of Company Preferred Shares were issued and outstanding. All outstanding Membership Interests are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. No Membership Interests are owned by any Subsidiaries of the Company. The Members hold all of the Membership Interests.

(b)       There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock) or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c)       Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d)       Except as set forth on Section 4.2(d) of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e)       There are no outstanding phantom stock awards or similar rights of the Company or any of its Subsidiaries.

(f)        No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be.

Section 4.3.       Subsidiaries and Joint Ventures. Section 4.3 of the Company Disclosure Schedule lists all Subsidiaries and Joint Ventures of the Company together with the jurisdiction of organization of each such Subsidiary and Joint Venture. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens. All of the outstanding shares of capital stock of, or other equity interests in, each Joint Venture of the Company owned directly or indirectly by the Company have been duly authorized and, if applicable, are validly issued, fully paid and nonassessable. Other than the Subsidiaries and the Joint Ventures, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

Agreement and Plan of Merger

Section 4.4.       Authority Relative to This Agreement; No Violation.

(a)       The Company has the requisite limited liability power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and adoption of this Agreement by the Members, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board has resolved to recommend that the Members approve this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity, and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(b)       Other than in connection with or in compliance with (i) the Act, and (ii) applicable state and local statutes and regulations as listed in Section 4.4(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no material authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement. In the case of the Company Approvals referred to in clause (ii) above, no approvals shall not be considered Company Approvals, if the failure to obtain any authorization, consent or approval of, or to make any filing with, any Governmental Entity that is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries or result in a criminal penalty imposed by any Governmental Entity.

(c)       Except as set forth on Section 4.4(c) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) result in any material violation of, or material default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any material obligation, payment for any material consent or similar fee, or to the loss of any material benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any material Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Governing Documents of the Company or any of its Subsidiaries or (iii) assuming that the consents and approvals referred to in Section 4.4(b) are duly obtained, conflict with or violate in any material respect any applicable Laws.

Agreement and Plan of Merger

Section 4.5.       Reports and Financial Statements.

(a)       The Company has provided the Parent unaudited financial statements and financial information as of and for the three months ended March 31, 2019 (the “Company Financial Statements”). As of their respective dates, the Company Financial Statements did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)       As of their respective dates, the financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into the Company Financial Statements fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows and changes in shareholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

Section 4.6.       Internal Controls and Procedures.

(a)       The Company has established and maintains disclosure controls and procedures and internal control over financial reporting.

(b)       Since January 1, 2018, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries in the Company’s internal controls over financial reporting.

Section 4.7.      No Undisclosed Liabilities. Except (i) as disclosed on Section 4.7 of the Company Disclosure Schedule, (ii) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company Financial Statements, (iii) for liabilities and obligations arising under this Agreement or the performance by the Company of its obligations in accordance with the terms of this Agreement, (iv) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2019, (v) for liabilities or obligations under Company Material Contracts (as defined in Section 4.21(a)), other than in the case of breaches or defaults by the Company that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or its Subsidiaries, and (vi) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.

Agreement and Plan of Merger

Section 4.8.      Compliance with Laws; Permits.

(a)       Except as set forth on Section 4.8 of the Company Disclosure Schedule, the Company and each of its Subsidiaries (i) are, and since the later of January 1, 2017 and their respective dates of formation or organization have been, in compliance in all material respects with and are not in material default under or in material violation of any applicable Law, and (ii) since January 1, 2017 have not received written notice of any material violation of Law from any Governmental Entity.

(b)       Neither the Company, nor any of its Subsidiaries, nor any of their directors or officers or any other Persons acting on behalf of the Company or any of its Subsidiaries has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any applicable foreign, federal or state Law, or (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.

(c)       Company has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary to its operations and business, other than as set forth on Section 4.8 of the Company Disclosure Schedules.

(d)       (i) The Company and its Subsidiaries are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their material lines of business in all material respects as they are now being conducted (the “Permits”) except where the failure to have such Permits in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries; (ii) to the Knowledge of the Company, all Permits are in full force and effect; (iii) to the Knowledge of the Company, no suspension or cancellation of any of the Permits is pending or threatened; (iv) the Company and its Subsidiaries are not, and since January 1, 2017 have not been, in material violation or breach of, or material default under, any Company Permit; and (v) no event or condition has occurred or exists which would reasonably be expected to result in a material violation of, material breach of or loss of a material benefit under, any Company Permit (in each case, with or without notice or lapse of time or both).

(e)       The representations and warranties set forth in this Section 4.8 shall not apply to Environmental Law (which is the subject of Section 4.9) or Laws relating to Taxes (which are the subject of Section 4.14).

Agreement and Plan of Merger

Section 4.9.        Environmental Laws and Regulations. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries and to the Company’s Knowledge, (i) the Company and each of its Subsidiaries have conducted their respective businesses and are in compliance with all applicable Environmental Laws and, while owned by the Company, each former Subsidiary, if any, conducted their respective businesses in compliance with all applicable Environmental Laws and (ii) there has been no release of any Hazardous Substance by the Company or by any of its Subsidiaries, or by former Subsidiaries, if any, while owned by the Company, or from any properties while owned by the Company or any of its Subsidiaries or former Subsidiaries while owned by the Company, or as a result of any operations or activities of the Company or any of its Subsidiaries or former Subsidiaries while owned by the Company, in any manner or for which the Company or any of its Subsidiaries would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any federal, state, local or foreign or provincial Governmental Entity asserting that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, and neither the Company, its Subsidiaries nor any of their respective properties are, or, to the Knowledge of the Company, are threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. To the knowledge of the Company, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any of its Subsidiaries.

Section 4.10.      Employee Benefit Plans.  There are no benefit plans sponsored or participated in by the Company or its Subsidiaries or any of their Affiliates in effect as of the date hereof which are employee pension benefit plans, as defined in Section 3(2) of ERISA, medical and life insurance plans and employee welfare benefit plans as defined in Section 3(1) of ERISA and, in each case, in which any employees participate (collectively, the “Benefit Plans”), except as set forth on Section 4.10 of the Company Disclosure Schedule. Neither the Company or its Subsidiaries nor their Affiliates have incurred any liability under Title IV of ERISA. There have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Benefit Plans and related funding arrangements that could subject the Surviving Company to any liability. There are no pending claims, lawsuits or actions relating to any Benefit Plan (other than ordinary course claims for benefits) and, to the Knowledge of the Company, none are threatened. The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or payment, or increase the amount, of compensation to any employee, or former employee of the Company or its Subsidiaries. No Benefit Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any current or former employee of the Company or its Subsidiaries to excise Tax under Section 4999 of the Code. No Benefit Plans provide for, and no written or oral agreements have been entered into promising or guaranteeing the continuation of medical, dental, vision, life or disability insurance coverage for any current or former employee of the Company or its Subsidiaries or their beneficiaries for any period of time beyond the earlier of (i) termination of employment or (ii) the end of the current plan year (except to the extent of coverage required under COBRA). All contributions to the Benefit Plans, including salary deferrals, which have been required to be made in accordance with the terms of the Benefit Plans and applicable law have been duly and timely made. Further, as of the Closing Date, the Company will have paid in full all liabilities or accrued on their books the appropriate outstanding liability with respect to each employee or former employee of the Company and its Subsidiaries in each Benefit Plan in accordance with GAAP. Company and its ERISA Affiliates have complied in all respects with the continuation coverage provisions of COBRA with respect to all current employees and former employees. The Company has made available to the Parent a list of all current and former employees of the Company and its Subsidiaries who are eligible for and/or have elected continuation coverage under COBRA. To the Company’s Knowledge, no lien, security interests or other encumbrances exist with respect to any of the assets of the Company or its Subsidiaries, which were imposed pursuant to the terms of the Code or ERISA.

Agreement and Plan of Merger

Section 4.11.     Interested Party Transactions. Section 4.11 of the Company Disclosure Schedule sets forth a correct and complete list of the material contracts and agreements that are in existence as of the date of this Agreement or transactions under which the Company or any of its Subsidiaries has any existing or future material liabilities, between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present named executive officer or director of the Company or any person that has served as such a named executive officer or director within the past two years or any of such named executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the Knowledge of the Company, any Affiliate of any such named executive officer, director or owner (other than the Company or any of its Subsidiaries).

Section 4.12.      Absence of Certain Changes or Events. Since January 1, 2019, except as otherwise required or expressly contemplated by this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, (b) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or could reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on the Company or its Subsidiaries, and (c) prior to the date hereof, neither the Company nor any of its Subsidiaries has implemented or adopted any material change in their respective Tax or financial accounting policies, principles, practices or methods.

Section 4.13.      Investigations; Litigation. Except as have not and that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or its Subsidiaries, as of the date of this Agreement, there are no (i) investigations or proceedings pending (or, to the Knowledge of the Company, threatened in writing) by any Governmental Entity with respect to the Company or any of its Subsidiaries, or (ii) except as those (x) involving less than $50,000 in total potential damages, actions, suits or proceedings pending (or, to the Knowledge of the Company, threatened in writing) against the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Agreement and Plan of Merger

Section 4.14.     Tax Matters. (i) The Company and each of its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects, (ii) the Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) Section 4.14(iii) of the Company Disclosure Schedule sets forth (A) all Tax Returns filed by the Company for any taxable period beginning after December 31, 2016 that have been audited or examined, (B) the taxable periods for which such Tax Returns have been audited or examined, and (C) the taxing authority that conducted such audit or examination, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) the Company and each of its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and is in material compliance with all applicable rules and regulations regarding the solicitation, collection, filing and maintenance of any forms, certifications and other information required in connection therewith, (viii) none of the Company or any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1), (ix) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or any commercial agreement the primary purpose of which does not relate to Taxes) nor does the Company have any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by contract, agreement or otherwise (other than any commercial agreement the primary purpose of which does not relate to Taxes), (x) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries, (xi) no issue has been raised in writing by a taxing authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a material Tax deficiency for any subsequent taxable period, (xii) no claim has been made in writing by a taxing authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction, and (xiii) neither the Company nor any of its Subsidiaries (A) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority with respect to income Taxes or (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, in each case, within the preceding three taxable years or that may otherwise be in effect at any time after the Effective Time of the Merger with respect to income Taxes.

Section 4.15.     Labor Matters.

(a)       Except as set forth on Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice during the past two years or such shorter period since the formation of the Company of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws (collectively, “Employment Laws”) to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities under any state or local Employment Law as a result of any action taken by, or any action not taken by, the Company.

Agreement and Plan of Merger

(b)       All individuals that have been or that are classified by the Company as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of the Company, except for any failure to be so correctly classified as could not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or any of its material Subsidiaries.

(c)       To the Knowledge of the Company, there does not currently exist, and is not currently threatened, any grievance, arbitration proceeding, charge or complaint filed by or on behalf of any employee in their capacity as an employee, past or present, or any labor organization, before the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or local civil rights agencies, any federal or state departments of labor or occupational health and safety agencies, against the Company or any of its Subsidiaries, arising out of the activities or conduct of the Company or any of its Subsidiaries, except for such grievances, arbitration proceedings, charges and complaints as could not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or any of its material Subsidiaries.

(d)       To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement or other contract, contingent or otherwise, with a labor union, and (ii) no employee of the Company or any of its Subsidiaries are covered by a collective bargaining agreement or other contract with a union, or otherwise represented by any union. There is no collective bargaining agreement binding on the Company or any of its Subsidiaries that restricts it from relocating or closing any or all of its business or operations. To the Knowledge of the Company, there are no organizational efforts currently being made or threatened by or on behalf of any labor union with respect to any employees of the Company or any of its Subsidiaries. There is not currently pending any strike, lockout, picketing, slow-downs or work stoppages with respect to the Company or any of its Subsidiaries, and to the Knowledge of the Company, no such strikes, picketing, lockouts, slow-downs or work stoppages have been threatened in writing. To the Knowledge of the Company, there is not currently pending any campaign to solicit cards or authorization from employees of the Company or any of its Subsidiaries to be represented by any labor organization, and, to the Knowledge of the Company, no such campaign has been threatened in writing.

Agreement and Plan of Merger

Section 4.16.     Intellectual Property; Data Collection and Privacy Policies.

(a)       Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, Internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information and technical information for or material to their respective businesses as currently conducted (collectively, the “Intellectual Property”). There are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement in any material respect by the Company or any of its Subsidiaries or with regard to the ownership, validity or use of any Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any material intellectual property rights of any person in any material respect. Neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement in any material respect by others of its rights to or in connection with the Intellectual Property. To the Knowledge of the Company, no person is infringing in any material respect any of the material Intellectual Property. To the Knowledge of the Company, upon the consummation of the transactions contemplated herein, the Surviving Company shall own or have the right to use all material Intellectual Property on the same terms and conditions as the Company and its Subsidiaries enjoyed prior to such transactions.

(b)       The Company has used commercially reasonable efforts to ensure that the collection, use, storage, transfer and disclosure of any personally identifiable information (“Information Practices”) by the Company and its Subsidiaries, and use by third parties having authorized access to the websites or other records of the Company and its Subsidiaries, conforms in all material respects, and at all times has conformed in all material respects, to all Laws and all contractual commitments governing information practices of the Company and each of its Subsidiaries to its customers, the viewers of the Company’s websites (and the websites of any Subsidiary), and third parties relating to such practices. The Information Practices of the Company and its Subsidiaries have been materially consistent with all statements or representations (as they may have been amended or supplemented) made to customers, potential customers and third parties regarding such practices. Since January 1, 2017, the Company and its Subsidiaries (i) have not received any written notification alleging that the Company and/or the Subsidiaries have violated any regulation relating to the collection, storage and onward transfer of personally identifiable information collected by the Company or any of its Subsidiaries or by third parties having authorized access to databases or other records of the Company and its Subsidiaries, and (ii) have no Knowledge of any material violations of any regulation relating to the collection, storage and onward transfer of personally identifiable information collected by the Company or any of its Subsidiaries or by third parties having authorized access to the databases or other records of the Company and its Subsidiaries.

Section 4.17.     Information Technology.

(a)       The Company has taken all commercially reasonable precautions to preserve and document the Company’s and its Subsidiaries’ material proprietary products, technology and trade secrets and to protect the secrecy, confidentiality and value of its material proprietary products, technology and trade secrets.

Agreement and Plan of Merger

(b)       To the Knowledge of the Company, on the date hereof, the Company and its Subsidiaries either own or hold valid leases and/or licenses to the Company Systems which are used by or necessary for the Company and/or its Subsidiaries to conduct their respective businesses as currently conducted. To the Knowledge of the Company, upon the consummation of the transactions contemplated hereunder, the Company and its Subsidiaries shall have the right to use and access the Company Systems as required to carry on their respective businesses as currently conducted.

(c)       In the 12 months preceding the date hereof, none of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any IT Contract Supplier has been in material default of any IT Contract with respect to the provision of information and communications technology services to the Company or any of its Subsidiaries.

(d)       Other than as could not reasonably be expected to result in a material adverse effect on the operations of the Company and any of its material Subsidiaries, the Company maintains and each IT Contract Supplier who manages the Company Systems maintains, appropriate disaster recovery plans and security procedures with respect to the services being provided by any such IT Contract Supplier to the Company and its Subsidiaries.

(e)       Since January 1, 2018, there have been no material interruptions, data losses or similar incidents attributable to the Company Systems owned or used by the Company or its Subsidiaries. To the Knowledge of the Company, the Company Systems owned or used by the Company and its Subsidiaries have the capacity and performance necessary to meet in all material respects the requirements of their respective businesses as currently conducted, with respect to their usage of the Company Systems.

(f)        As used herein, “Company Systems” means the material computer and data processing systems, material maintenance service agreements, and material information and material communications technologies used in the businesses of the Company and its Subsidiaries.

(g)       As used herein, “IT Contract” means any material contract for the provision of information and communications technology (including hardware, software, databases) services and maintenance services to the Company or any of its Subsidiaries. “IT Contract Supplier” means any material third party supplier that is contractually obliged to provide information and communications technology services (including services with respect to hardware, software and databases) and maintenance services to the Company or any of its Subsidiaries under any IT Contract.

Section 4.18.     Property. Except as could not have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiaries, the Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties free and clear of all Liens, other than for (i) Liens reserved against or identified in the financial statements contained in the Company Financial Statements, to the extent so reserved or reflected or described in the notes thereto (if any), (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to, or that constitute “Permitted Liens” (or other similar term) under, credit or loan facilities of the Company and its Subsidiaries, and in each case in effect as of the date of this Agreement, and (iv) those Liens that, individually or in the aggregate with all other Liens described in clauses (i), (ii) and (iii) of this sentence, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiaries, (a) all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or the applicable Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and (b) there is not, under any of such leases, (i) any existing default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or (ii) any event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto. The representations and warranties set forth in this Section 4.18 shall not apply to Intellectual Property, which is the subject of Section 4.16.

Agreement and Plan of Merger

Section 4.19.    Insurance. Except as could not have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiaries, the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in the amounts set forth on Section 4.19 of the Company Disclosure Schedule. None of the Company or its Subsidiaries has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force on the date hereof and will be (or substantially equivalent replacement insurance will be) outstanding and duly in force on the Closing Date. Neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action which could permit termination or material modification of, any material insurance policies, and no notice in writing of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any material insurance policy and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement.

Section 4.20.    Required Vote of the Company’s Members and Board. The Members and Board have provided their approval and consent of this Agreement, the Merger and the other transactions contemplated hereby and no other vote of holders of securities of the Company are required to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.21.    Material Contracts.

(a)       As of the date of this Agreement, except for this Agreement and as set forth on Section 4.21(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) which is (i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, lease, license or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness (for the avoidance of doubt, including sale and leaseback transactions) or other binding obligation to make payment with respect to indebtedness in an amount in excess of $100,000 individually, and with respect to binding obligations other than with respect to indebtedness, in an amount in excess of $50,000 individually on an annual basis with a term of greater than five years, (iii) a contract which purports to materially limit the right of the Company or any of its Subsidiaries to engage or compete in any line of business or to compete with any person or operate in any location, (iv) a contract that creates a partnership or Joint Venture or similar arrangement with respect to any significant portion of the business of the Company or its Subsidiaries taken as a whole, or (v) a settlement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and any of its Subsidiaries taken as a whole (all contracts of the type described in this Section 4.21(a), being referred to herein as “Company Material Contracts”).

Agreement and Plan of Merger

(b)        Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms, (i) assuming the validity with respect to and binding effect on the applicable counterparty thereto, each Company Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Company and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries or their counterparties under any such Company Material Contract. As of the date of this Agreement, since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice that any counterparty to a Company Material Contract has sought to terminate or amend the terms of a Company Material Contract.

Section 4.22.      Finders or Brokers; Transaction Fees. Except as disclosed on Section 4.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated herein (“Company Broker Fees”). The Company will be responsible for paying any such fee and will indemnify and hold the Parent harmless against from any Company Broker Fees.

Section 4.23.       Reserved.

Section 4.24.      Foreign Corrupt Practices Act. Neither the Company nor its Subsidiaries, nor to the Company’s knowledge, any agent or other person acting on behalf of the Company or its Subsidiaries, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Agreement and Plan of Merger

Section 4.25.      No Violation of Laws. Neither the Company nor its Subsidiaries, nor to the Company’s knowledge, any agent or other person acting on behalf of the Company or its Subsidiaries, has directly or indirectly, violated any laws or regulations pertaining to the import and/or export of technical data, data privacy, employment, immigration, human slavery, labor and equal opportunity, other Tax, customs, export control, other environmental, health and safety and has complied with all licensing, permitting and certification requirements; except as would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

Section 4.26.      Data Room; Information Supplied. To Company’s Knowledge, all copies of and originals of all information, documents, financial statements, agreements and materials provided by Company (including its representatives, legal counsel and accountants) to the Parent, its Affiliates or representatives (the “Company Provided Materials”), as part of the due diligence process leading up to the Parties’ entry into this Agreement were (a) accurate when provided and as of the date of this Agreement; and (b) did not contain any untrue statement of a material fact, or omit to include any material fact necessary to make the materials provided not misleading. The Company acknowledges that the Parent (and its Affiliates) are relying on the accuracy of such Company Provided Materials in connection with its decision to enter into this Agreement and to consummate the transactions contemplated herein.

Section 4.27.      Disclaimer. Except for the representations and warranties contained in this ARTICLE IV, the Company acknowledges that neither the Parent, Merger Sub nor any other Person on behalf of the Parent makes any other express or implied representations or warranties with respect to the Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Company acknowledges that neither the Parent nor any other Person makes or has made on behalf of the Parent any representation or warranty to the Company or any of its Affiliates except with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Parent and any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Parent and Merger Sub in ARTICLE V, and any oral or written information presented to the Company or its Affiliates in the course of their due diligence investigation of the Parent and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Agreement and Plan of Merger

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”, it being understood and agreed that the lack of any specific reference to a Parent Disclosure Schedule in this Agreement shall not limit the Parent’s right to qualify any representation or warranty in the Parent Disclosure Schedule, and the Parent Disclosure Schedule, together with the Company Disclosure Schedule, the “Disclosure Schedules”), or (ii) as disclosed in the Parent’s Annual Report on Form 10-K for the year ended March 31, 2018 (the “Parent Annual Report”) and any Parent SEC Reports (as defined below) filed with or furnished to the SEC by the Parent after the filing of the Parent Annual Report with the SEC but prior to the date hereof (other than (x) disclosures under the captions “Risk Factors,” “Forward-Looking Statements,” or similar precautionary sections and (y) any other disclosures that are predictive, cautionary, forward-looking or non-specific in nature, and in any case only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to any section or subsection of this ARTICLE V), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1.       Qualification, Organization, Subsidiaries, etc.

(a)       Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Parent and Merger Sub has all requisite corporate, partnership, limited liability company, trust or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Material Adverse Effect on the Parent or its Subsidiaries.

(b)       Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Parent or its Subsidiaries. The organizational or governing documents of the Parent and each of its Subsidiaries are in full force and effect. Neither the Parent nor any Subsidiary is in violation of its organizational or governing documents.

Section 5.2.       Parent Capitalization.

(a)       As of immediately prior to the Effective Time, but prior to giving effect to the issuance of the Merger Consideration, the authorized capital stock of the Parent consists of 250,000,000 shares of common stock, $0.001 par value per share, of which 2,155,798 shares are issued and outstanding (such shares, collectively, “Parent Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share (such shares, collectively, “Parent Preferred Stock”), of which (i) 2,000 shares are designated as Series A Convertible Preferred Stock, of which no shares are issued and outstanding; (ii) 600,000 shares are designated as Series B Redeemable Convertible Preferred Stock, of which no shares are issued and outstanding; (iii) 5,000 shares are designated as Series C Redeemable Convertible Preferred Stock of which 2,305 are issued and outstanding; (iv) 50,000 are designated as Series D Preferred Stock, of which no shares are issued and outstanding; (v) 1,000,000 are designated as Series E Preferred Stock, of which no shares are issued and outstanding; and (vi) 16,750 are designated as Series F Preferred Stock, of which no shares are issued and outstanding. As was ratified by the Board of Directors of Parent on July 2, 2019, all of the shares of Parent Common Stock and Parent Preferred Stock which have been issued, have been duly authorized, validly issued, fully paid, nonassessable and free of all preemptive, anti-dilution and similar rights and have been issued in accordance with applicable laws, including, but not limited to, the Securities Act.

Agreement and Plan of Merger

(b)       Except as set forth in the Parent SEC Reports, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Parent or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock) or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Neither the Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Parent on any matter. Except as contemplated by the Transaction Documents, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Parent or any of its Subsidiaries is a party or of which the Parent is otherwise aware with respect to the voting of the capital stock or other equity interest of the Parent or any of its Subsidiaries. No holder of securities in the Parent or any of its Subsidiaries has any right to have such securities registered under the Securities Act, or sold or transferred (including, without limitation, pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent, except as set forth on Section 5.2 of the Parent Disclosure Schedule.

Section 5.3.       Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby. Section 5.3 of the Parent Disclosure Schedule lists all Subsidiaries and Joint Ventures of the Parent together with the jurisdiction of organization of each such Subsidiary and Joint Venture. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Parent have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Parent free and clear of all Liens. All of the outstanding shares of capital stock of, or other equity interests in, each Joint Venture of the Parent owned directly or indirectly by the Parent have been duly authorized and, if applicable, are validly issued, fully paid and nonassessable. Other than the Subsidiaries and the Joint Ventures, the Parent does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

Agreement and Plan of Merger

Section 5.4.       Corporate Authority Relative to This Agreement.

(a)       Each of Parent and Merger Sub has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)       Other than in connection with or in compliance with the provisions of the DGCL, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent and Merger Sub have received all necessary authorizations, consents and approvals necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger.

(c)       The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Parent and Merger Sub will not, (i) result in any material violation of, or material default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any material obligation, payment for any material consent or similar fee, or to the loss of any material benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any material Lien upon any of the properties or assets of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the Governing Documents of Parent or Merger Sub or (iii) assuming that the consents and approvals referred to in Section 5.4(b) are duly obtained, conflict with or violate in any material respect any applicable Laws.

Section 5.5.       Parent SEC Reports; Financial Statements.

(a)       The Parent has filed or furnished, as applicable, all forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed or furnished by it with the SEC pursuant to the SEC Guidance since January 1, 2017 (the “Applicable Date”) (the forms, statements, certifications, reports, schedules, proxies, registrations and other documents filed or furnished to the SEC from the Applicable Date to the date of this Agreement (whether required or filed or furnished on a voluntary basis), in each case, including any amendments thereto, and all exhibits thereto and documents incorporated therein by reference, the “Parent SEC Reports”). Since the Applicable Date, each of the Parent SEC Reports, at the time of its filing or being furnished complied (or, if amended prior to the date of this Agreement, as of the date of such amendment) in all material respects, with the applicable requirements of SEC Guidance and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent SEC Reports filed or furnished to the SEC since the Applicable Date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Agreement and Plan of Merger

(b)       The Parent Common Stock constitutes the only outstanding class of securities of the Parent registered under the Exchange Act. Merger Sub is not subject to the periodic reporting requirements of the Exchange Act nor is it otherwise required to file or furnish any form, statement, certification, report, schedule, proxy, registration or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)       The Parent has made available to the Company all material correspondence between the SEC, on the one hand, and the Parent or any of its Subsidiaries, on the other hand, since the Applicable Date. As of the date hereof, there are no outstanding or unresolved comments from the SEC’s staff with respect to any of the Parent SEC Reports. To the Knowledge of the Parent, as of the date hereof, (i) none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Report.

(d)       Other than as filed in the SEC reports, since the Applicable Date, the Parent has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15, as applicable, under the Exchange Act and as necessary to permit preparation of financial statements in accordance with GAAP. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Parent and its Subsidiaries is recorded, processed, summarized and reported within the time periods specified in the SEC Guidance, and that all such information is accumulated and communicated to the individuals responsible for the preparation of the Parent’s filings with the SEC and other public disclosure documents to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Parent maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and SEC Guidance. Since the Applicable Date, other than as set forth in the Parent SEC Reports, neither the Parent (including any employee thereof) nor its independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of internal control over financial reporting of the Parent, (ii) any fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Parent or other employees who have (or had) a role in the preparation of financial statements or the internal control over financial reporting utilized by the Parent or (iii) any claim or allegation regarding any of the foregoing.

Agreement and Plan of Merger

(e)       Each of the audited financial statements and unaudited interim financial statements included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) since the Applicable Date (i) complied, as to form in all material respects with all applicable Law, including SEC Guidance, (ii) has been prepared from, and is in accordance with, the books and records of the Parent and its consolidated Subsidiaries, (iii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and (iv) fairly presents (x) the consolidated financial condition of the Parent and its consolidated Subsidiaries as of its date and (y) the results of operations, earnings and changes in financial condition, as the case may be, of the Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments, none of which are material, individually or in the aggregate).

(f)        There are no outstanding loans or other extensions of credit made by the Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Parent. The Parent has not taken any action prohibited by Section 13(k) of the Exchange Act.

Section 5.6.        NYSE American Stock Market Quotation. The issued and outstanding Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE American under the symbol “CEI”. As of the date of this Agreement, the Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE American, including the requirements for continued listing of the Parent Common Stock on the NYSE American (provided that the Parent is still required to maintain a Parent Common Stock trading price above $0.20 per share through and on January 2, 2020, pursuant to the requirements of the NYSE American, and, there are no Actions pending or, to the Knowledge of the Parent, threatened in writing against the Parent, and, as of the date of this Agreement, the Parent has not received any notice from the NYSE American or the SEC, in each case regarding the deregistration of the Parent Common Stock or the delisting of the Parent Common Stock, except as previously disclosed in the Parent SEC Reports. None of the Parent, Merger Sub or any of their respective Affiliates has taken any action in an attempt to deregister the Parent Common Stock under the Exchange Act.

Section 5.7.       Investment Company Act; JOBS Act. The Parent is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940. The Parent is not an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Section 5.8.       Opinions of Financial Advisors. The Company has delivered to Parent the opinion of Lehrer Financial Economic Advisory Services as to the value of the Company. Parent shall obtain a fairness opinion as to the fairness of the transaction prepared by Mercer Capital.

Section 5.9.       No Undisclosed Liabilities.  Except for liabilities and obligations (i) reflected or reserved for on the Parent’s consolidated balance sheet for the quarter ended December 31, 2018 as reported on the Quarterly Report on Form 10-Q filed by the Parent with the SEC for the quarter ended December 31, 2018 (the “Form 10-Q”), or disclosed in the notes thereto, (ii) disclosed in the Parent Disclosure Schedule, (iii) incurred in the ordinary course of business, consistent with past practice, since the date of the Parent’s consolidated balance sheet for the quarter ended December 31, 2018 as reported on the Form 10-Q, (iv) disclosed in Parent SEC Reports filed after the date of the Form 10-Q, but prior to the date of this Agreement; or (v) incurred in connection with or contemplated by this Agreement and/or the transactions contemplated hereby, the Parent does not have any liabilities of a type that are required by GAAP to be reflected or reserved against in a balance sheet of the Parent.

Agreement and Plan of Merger

Section 5.10.     Compliance with Laws; Permits.

(a)       The Parent and each of its Subsidiaries (i) are, and since the later of January 1, 2017 and their respective dates of formation or organization have been, in compliance in all material respects with and are not in material default under or in material violation of any applicable Law, and (ii) since January 1, 2017 have not received written notice of any material violation of Law from any Governmental Entity.

(b)       Neither the Parent, nor any of its Subsidiaries, nor any of their directors or officers or any other Persons acting on behalf of the Parent or any of its Subsidiaries has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any applicable foreign, federal or state Law, or (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.

(c)       Parent has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary to its operations and business, other than as set forth on Section 5.10 of the Parent Disclosure Schedule.

(d)       (i) The Parent and its Subsidiaries are in possession of all material Permits except where the failure to have such Permits in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Parent or its Subsidiaries; (ii) to the Knowledge of the Parent, all Permits of the Parent are in full force and effect; (iii) to the Knowledge of the Parent, no suspension or cancellation of any of the Permits of the Parent is pending or threatened; (iv) the Parent and its Subsidiaries are not, and since January 1, 2017 have not been, in material violation or breach of, or material default under, any Permit; and (v) no event or condition has occurred or exists which would reasonably be expected to result in a material violation of, material breach of or loss of a material benefit under, any Permit (in each case, with or without notice or lapse of time or both).

(e)       The representations and warranties set forth in this Section 5.10 shall not apply to Environmental Law (which is the subject of Section 5.11) or Laws relating to Taxes (which are the subject of Section 5.16).

Agreement and Plan of Merger

Section 5.11.     Environmental Matters.

(a)       Except as disclosed on Section 5.11 of the Parent Disclosure Schedule, to the Knowledge of the Parent, each of the Parent and its Subsidiaries has been and is in compliance with all applicable Environmental Laws relating to or otherwise affecting its business and the ownership or operation of its real property and assets, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Parent or its Subsidiaries, and the real property and assets of Parent and its Subsidiaries are capable of consistent and continuous compliance with any existing Environmental Law and any new Environmental Law that is scheduled to become effective on a date ascertainable at Closing. There is no pending or, to the Knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Parent or its Subsidiaries.

(b)       Except as disclosed on Section 5.11 of the Parent Disclosure Schedule, to the Knowledge of the Parent, neither Parent nor any of its Subsidiaries is subject to any liability under Environmental Law, and each of Parent and its Subsidiaries is not reasonably anticipated after Closing to suffer or incur any liability under Environmental Law, based on any facts, circumstances or conditions existing on or prior to Closing. Without limiting the foregoing, to the Knowledge of the Parent, neither Parent nor any of its Subsidiaries is subject to any liability under Environmental Law, and each of Parent and its Subsidiaries is not reasonably anticipated after Closing to suffer or incur any liability under Environmental Law, as a result of the action or inaction of any person, including: (i) the violation or noncompliance with any Environmental Law by Parent or any of its Subsidiaries, any predecessor, or any other person for whose conduct Parent or any of its Subsidiaries is or may be held responsible; (ii) the ownership or operation of, or any condition at, the real property or assets owned or operated by Parent or any of its Subsidiaries, (iii) the release, threatened release or presence of any Hazardous Substance at, on or under any real property owned or operated by Parent or any of its Subsidiaries, (iv) any hazardous or regulated activity conducted by Parent or any of its Subsidiaries, any predecessor or any other person for whose conduct Parent or any of its Subsidiaries is or may be held responsible, (v) any release by Parent or any of its Subsidiaries, any predecessor or any other person acting as agent for or on behalf of Parent or any of its Subsidiaries or any predecessor of a Hazardous Substance on any other property, (vi) any remedial, response or corrective action required to be taken by Parent or any of its Subsidiaries or any predecessor or (vii) the treatment, storage, transportation or disposal of any Hazardous Substance or the arrangement for treatment, storage, transportation or disposal of any Hazardous Substance.

(c)       Except as disclosed on Section 5.11 of the Parent Disclosure Schedule to the Knowledge of the Parent, neither Parent nor any of its Subsidiaries has treated, stored, recycled or disposed of any Hazardous Substance on any real property owned or operated by Parent or any of its Subsidiaries in violation of any Environmental Law or in a manner that could reasonably be expected to result in liability under Environmental Law. To the Knowledge of the Parent, (a) there is and has been no release or threat of release of any Hazardous Substance to the environment, and (b) there is no Hazardous Substance present, at, on or under or related to any real property owned or operated by Parent or any of its Subsidiaries in violation of any Environmental Law or that reasonably could be expected to give rise to liability under Environmental Law.

Agreement and Plan of Merger

(d)       Parent has provided to Company a list of all sites at which Parent or any of its Subsidiaries has arranged for the transportation, recycling, treatment, disposal, or other handling of any Hazardous Substance. Except as disclosed on Section 5.11 of the Parent Disclosure Schedule, neither Parent, any of its Subsidiaries nor any predecessor has arranged for the treatment or disposal, or for the transportation for treatment or disposal, of any Hazardous Substance at any site that is listed as hazardous or requiring corrective or response action under Environmental Law, including CERCLA or any similar state law.

(e)       None of the real property owned or operated by Parent or any of its Subsidiaries is listed, or to the knowledge of Parent proposed for listing on, (i) the National Priorities List under CERCLA, (ii) CERCLIS or (iii) any list established pursuant to Environmental Law of sites potentially requiring corrective or response action.

(f)       Except as disclosed on Section 5.11 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is not required to place any notice or restriction relating to the presence of any Hazardous Substance at any real property or in any deed to any real property. No liens have arisen under or pursuant to any Environmental Law on any asset owned or operated by Parent or any of its Subsidiaries, and no action has been taken or threatened by any Governmental Entity that could subject any such asset to such lien.

(g)       Except as disclosed on Section 5.11 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any request for information, notice of claim, demand or other notification or communication that Parent or any of its Subsidiaries is or may be potentially responsible with respect to any liability pursuant to Environmental Law or for any threatened or actual release of any Hazardous Substance. To the Knowledge of the Parent, there has been no past, and there is no pending, or to the knowledge of Parent contemplated, claim by or against Parent or any of its Subsidiaries under any Environmental Law. Parent has not entered into any agreement with any person regarding any liability or response or corrective action under Environmental Law or with respect to any threatened or actual release of Hazardous Substances.

(h)       Except as disclosed on Section 5.11 of the Parent Disclosure Schedule, all tanks and associated piping owned or operated by Parent or any of its Subsidiaries have been maintained, inspected and tested in compliance with applicable Environmental Law, are in sound condition and are not leaking and have not leaked. To the Knowledge of the Parent, all storage tanks on real property owned or operated by Parent or any of its Subsidiaries which were previously removed from service were properly closed in compliance with all applicable Environmental Law, and with respect to each such tank, testing and observations confirm either that there were no releases requiring environmental response actions or that any required environmental response actions have been completed.

Agreement and Plan of Merger

(i)         Parent has delivered to Company true and complete copies and results of any assessments, audits, reports, studies, analyses, tests, or monitoring possessed or initiated by Parent or any of its Subsidiaries pertaining to the matters addressed in this Section 5.11. To the knowledge of Parent, no other documents reflecting such assessments, audits, reports, studies, analyses, tests, or monitoring exist.

Section 5.12.      Employee Benefits. There are no benefit plans sponsored or participated in by the Parent or its Subsidiaries or any of their Affiliates in effect as of the date hereof which are Benefit Plans, except as set forth on Section 5.12 of the Parent Disclosure Schedule. Neither the Parent or its Subsidiaries nor their Affiliates have incurred any liability under Title IV of ERISA. There have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Benefit Plans and related funding arrangements that could subject the Surviving Company to any liability. There are no pending claims, lawsuits or actions relating to any Benefit Plan (other than ordinary course claims for benefits) and, to the Knowledge of the Parent, none are threatened. The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or payment, or increase the amount, of compensation to any employee, or former employee of the Parent or its Subsidiaries. No Benefit Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any current or former employee of the Parent or its Subsidiaries to excise Tax under Section 4999 of the Code. No Benefit Plans provide for, and no written or oral agreements have been entered into promising or guaranteeing the continuation of medical, dental, vision, life or disability insurance coverage for any current or former employee of the Parent or its Subsidiaries or their beneficiaries for any period of time beyond the earlier of (i) termination of employment or (ii) the end of the current plan year (except to the extent of coverage required under COBRA). All contributions to the Benefit Plans, including salary deferrals, which have been required to be made in accordance with the terms of the Benefit Plans and applicable law have been duly and timely made. Further, as of the Closing Date, the Parent will have paid in full all liabilities or accrued on their books the appropriate outstanding liability with respect to each employee or former employee of the Parent and its Subsidiaries in each Benefit Plan in accordance with GAAP. Parent and its ERISA Affiliates have complied in all respects with the continuation coverage provisions of COBRA with respect to all current employees and former employees. The Parent has made available to the Company a list of all current and former employees of the Parent and its Subsidiaries who are eligible for and/or have elected continuation coverage under COBRA. To the Parent’s Knowledge, no lien, security interests or other encumbrances exist with respect to any of the assets of the Parent or its Subsidiaries, which were imposed pursuant to the terms of the Code or ERISA.

Section 5.13.      Affiliate Transactions. Except (i) as set forth in the Parent SEC Reports or (ii) on Section 5.13 of the Parent Disclosure Schedule, no Affiliate of the Parent (other than any Subsidiary of the Parent), nor any current or former officer, director, stockholder, trustee or member of any of the foregoing Persons or any family member (by blood or marriage) of any of the foregoing Persons is a party to or the beneficiary of any contract with the Parent or any of its Subsidiaries or has any interest in any property or assets used by the Parent or any of its Subsidiaries. Section 5.13 of the Parent Disclosure Schedule sets forth all contracts, undertakings, commitments, agreements, obligations and understandings (including, in each case, with respect to compensation) between the Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any current or former officer, director, stockholder, member, trustee or Affiliate of any of the foregoing Persons or any family member (by blood or marriage) of any of the foregoing Persons, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Parent, the Company or the Company Subsidiaries after the Effective Time.

Agreement and Plan of Merger

Section 5.14.      Absence of Certain Changes or Events. Since January 1, 2019, except as otherwise required or expressly contemplated by this Agreement or set forth in the Parent SEC Reports, (a) the businesses of the Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, (b) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or could reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on the Parent or its Subsidiaries, and (c) prior to the date hereof, neither the Parent nor any of its Subsidiaries has implemented or adopted any material change in their respective Tax or financial accounting policies, principles, practices or methods.

Section 5.15.     Investigations; Litigation. Except as set forth on Section 5.15 of the Parent Disclosure Schedule, and that have not and that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Parent or its Subsidiaries, as of the date of this Agreement, there are no (i) investigations or proceedings pending (or, to the Knowledge of Parent, threatened in writing) by any Governmental Entity with respect to Parent or any of its Subsidiaries or (ii) actions, suits or proceedings pending (or, to the Knowledge of Parent, threatened in writing) against Parent or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity against the Parent or any of its Subsidiaries.

Section 5.16.      Tax Matters. The Parent and each of its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by or including each of them and all such Tax Returns are complete and accurate in all material respects, (ii) the Parent and each of its Subsidiaries has timely paid all material Taxes that are required to be paid (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Parent or any of its Subsidiaries in accordance with GAAP, (iii) Section 5.16(iii) of the Parent Disclosure Schedule sets forth (A) all Tax Returns filed by the Parent and each of its Subsidiaries for any taxable period beginning after December 31, 2014 that have been audited or examined, (B) the taxable periods for which such Tax Returns have been audited or examined, and (C) the taxing authority that concluded such audit or examination, (iv) all assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Parent or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Parent or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) the Parent and each of its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and is in material compliance with all applicable rules and regulations regarding the solicitation, collection, filing and maintenance of any forms, certifications and other information required in connection therewith, (viii) none of the Parent or any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1), (ix) none of the Parent or any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Parent or any commercial agreement the primary purpose of which does not relate to Taxes) nor has any liability for Taxes of any Person (other than the Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by contract, agreement or otherwise (other than any commercial agreement the primary purpose of which does not relate to Taxes, (x) no waivers or extensions of any statute of limitations are in effect or have been requested with respect to any Taxes of the Parent or any of its Subsidiaries, (xi) no issue has been raised in writing by a taxing authority in any prior examination of the Parent or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a material Tax deficiency for any subsequent taxable period, (xii) no claim has been made in writing by a taxing authority in a jurisdiction where the Parent or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction, (xiii) neither the Parent nor any of its Subsidiaries (A) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority with respect to income Taxes or (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, in each case, within the preceding three taxable years or that may otherwise be in effect at any time after the Effective Time of the Merger with respect to income Taxes, and (xiv) neither the Parent nor any of its Subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Agreement and Plan of Merger

Section 5.17.     Labor Matters.

(a)       Neither the Parent nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of Employment Laws to conduct an investigation of the Parent or any of its Subsidiaries and, to the Knowledge of the Parent, no such investigation is in progress. To the Knowledge of the Parent, the Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. To the Knowledge of the Parent, neither the Parent nor any of its Subsidiaries has any liabilities under any state or local Employment Law as a result of any action taken by, or any action not taken by, the Parent.

(b)       All individuals that have been or that are classified by the Parent as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of the Parent, except for any failure to be so correctly classified as could not reasonably be expected to result, individually or in the aggregate, in a material liability to the Parent or any of its material Subsidiaries.

(c)       To the Knowledge of the Parent, there does not currently exist, and is not currently threatened, any grievance, arbitration proceeding, charge or complaint filed by or on behalf of any employee in their capacity as an employee, past or present, or any labor organization, before the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or local civil rights agencies, any federal or state departments of labor or occupational health and safety agencies, against the Parent or any of its Subsidiaries, arising out of the activities or conduct of the Parent or any of its Subsidiaries, except for such grievances, arbitration proceedings, charges and complaints as could not reasonably be expected to result, individually or in the aggregate, in a material liability to the Parent or any of its material Subsidiaries.

Agreement and Plan of Merger

(d)       To the Knowledge of the Parent, (i) neither the Parent nor any of its Subsidiaries has entered into any collective bargaining agreement or other contract, contingent or otherwise, with a labor union, and (ii) no employee of the Parent or any of its Subsidiaries are covered by a collective bargaining agreement or other contract with a union, or otherwise represented by any union. There is no collective bargaining agreement binding on the Parent or any of its Subsidiaries that restricts it from relocating or closing any or all of its business or operations. To the Knowledge of the Parent, there are no organizational efforts currently being made or threatened by or on behalf of any labor union with respect to any employees of the Parent or any of its Subsidiaries. There is not currently pending any strike, lockout, picketing, slow-downs or work stoppages with respect to the Company or any of its Subsidiaries, and to the Knowledge of the Parent, no such strikes, picketing, lockouts, slow-downs or work stoppages have been threatened in writing. To the Knowledge of the Parent, there is not currently pending any campaign to solicit cards or authorization from employees of the Parent or any of its Subsidiaries to be represented by any labor organization, and, to the Knowledge of the Parent, no such campaign has been threatened in writing.

Section 5.18.     Intellectual Property; Data Collection and Privacy Policies.

(a)       Either the Parent or a Subsidiary of the Parent owns, or is licensed or otherwise possesses adequate rights to use, all material Intellectual Property. There are no pending or, to the Knowledge of the Parent, threatened claims by any person alleging infringement in any material respect by the Parent or any of its Subsidiaries or with regard to the ownership, validity or use of any Intellectual Property. To the Knowledge of the Parent, the conduct of the business of the Parent and its Subsidiaries does not infringe any material intellectual property rights of any person in any material respect. Neither the Parent nor any of its Subsidiaries has made any claim of a violation or infringement in any material respect by others of its rights to or in connection with the Intellectual Property. To the Knowledge of the Parent, no person is infringing in any material respect any of the material Intellectual Property.

(b)       The Parent has used commercially reasonable efforts to ensure that the Information Practices by the Parent and its Subsidiaries, and use by third parties having authorized access to the websites or other records of the Parent and its Subsidiaries, conforms in all material respects, and at all times has conformed in all material respects, to all Laws and all contractual commitments governing information practices of the Parent and each of its Subsidiaries to its customers, the viewers of the Parent’s websites (and the websites of any Subsidiary), and third parties relating to such practices. The Information Practices of the Parent and its Subsidiaries have been materially consistent with all statements or representations (as they may have been amended or supplemented) made to customers, potential customers and third parties regarding such practices. Since January 1, 2017, the Parent and its Subsidiaries (i) have not received any written notification alleging that the Parent and/or the Subsidiaries have violated any regulation relating to the collection, storage and onward transfer of personally identifiable information collected by the Parent or any of its Subsidiaries or by third parties having authorized access to databases or other records of the Parent and its Subsidiaries, and (ii) have no Knowledge of any material violations of any regulation relating to the collection, storage and onward transfer of personally identifiable information collected by the Parent or any of its Subsidiaries or by third parties having authorized access to the databases or other records of the Parent and its Subsidiaries.

Agreement and Plan of Merger

Section 5.19.     Information Technology.

(a)       Parent has taken all commercially reasonable precautions to preserve and document Parent’s and its Subsidiaries’ material proprietary products, technology and trade secrets and to protect the secrecy, confidentiality and value of its material proprietary products, technology and trade secrets.

(b)       To the Knowledge of Parent, on the date hereof, Parent and its Subsidiaries either own or hold valid leases and/or licenses to Parent Systems which are used by or necessary for the Parent and/or its Subsidiaries to conduct their respective businesses as currently conducted. To the Knowledge of Parent, upon the consummation of the transactions contemplated hereunder, Parent and its Subsidiaries shall have the right to use and access Parent Systems as required to carry on their respective businesses as currently conducted.

(c)       In the 12 months preceding the date hereof, none of Parent, any of its Subsidiaries nor, to the Knowledge of Parent, any IT Contract Supplier has been in material default of any IT Contract with respect to the provision of information and communications technology services to Parent or any of its Subsidiaries.

(d)       Other than as could not reasonably be expected to result in a material adverse effect on the operations of Parent and any of its material Subsidiaries, Parent maintains and each IT Contract Supplier who manages Parent Systems maintains, appropriate disaster recovery plans and security procedures with respect to the services being provided by any such IT Contract Supplier to Parent and its Subsidiaries.

(e)       Since January 1, 2018, there have been no material interruptions, data losses or similar incidents attributable to Parent Systems owned or used by Parent or its Subsidiaries. To the Knowledge of Parent, Parent Systems owned or used by Parent and its Subsidiaries have the capacity and performance necessary to meet in all material respects the requirements of their respective businesses as currently conducted, with respect to their usage of Parent Systems.

(f)        As used herein, “Parent Systems” means the material computer and data processing systems, material maintenance service agreements, and material information and material communications technologies used in the businesses of Parent and its Subsidiaries.

Agreement and Plan of Merger

Section 5.20.    Property. Except as could not have, individually or in the aggregate, a Material Adverse Effect on the Parent or its Subsidiaries, Parent or a Subsidiary of Parent owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties free and clear of all Liens, other than for (i) Liens reserved against or identified in the financial statements contained in the financial statements included in the Parent SEC Reports, to the extent so reserved or reflected or described in the notes thereto (if any), (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to, or that constitute “Permitted Liens” (or other similar term) under, credit or loan facilities of Parent and its Subsidiaries, and in each case in effect as of the date of this Agreement, and (iv) those Liens that, individually or in the aggregate with all other Liens described in clauses (i), (ii) and (iii) of this sentence, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of Parent and its Subsidiaries. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or its Subsidiaries, (a) all leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or the applicable Subsidiaries and, to Parent’s Knowledge, the counterparties thereto, in accordance with their respective terms, and (b) there is not, under any of such leases, (i) any existing default by Parent or any of its Subsidiaries or, to Parent’s Knowledge, the counterparties thereto, or (ii) any event which, with notice or lapse of time or both, would become a default by Parent or any of its Subsidiaries or, to Parent’s Knowledge, the counterparties thereto. The representations and warranties set forth in this Section 5.20 shall not apply to Intellectual Property, which is the subject of Section 5.18.

Section 5.21.     Insurance. Except as could not have, individually or in the aggregate, a Material Adverse Effect on the Parent or its Subsidiaries, Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in the amounts set forth on Section 5.21 of Parent Disclosure Schedule. None of Parent or its Subsidiaries has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force on the date hereof and will be (or substantially equivalent replacement insurance will be) outstanding and duly in force on the Closing Date. Neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action which could permit termination or material modification of, any material insurance policies, and no notice in writing of cancellation or termination has been received by Parent or any of its Subsidiaries with respect to any material insurance policy and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement.

Section 5.22.     Parent Contracts.

(a)       Except for this Agreement, the agreements to be executed by Parent that are included as exhibits to this Agreement, the Transaction Documents, the agreements filed as exhibits to the Parent SEC Reports and the agreements set forth on Section 5.22 of the Parent Disclosure Schedule, Parent is not a party to any Parent Material Agreement.

(b)       Other than as a result of the expiration or termination of any Parent Material Agreement in accordance with its terms, (i) assuming the validity with respect to and binding effect on the applicable counterparty thereto, each Parent Material Agreement is valid and binding on Parent and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) Parent and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it to date under each Parent Material Agreement, and (iii) neither Parent nor any of its Subsidiaries has Knowledge of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries or their counterparties under any such Parent Material Agreement. As of the date of this Agreement, since January 1, 2017, neither Parent nor any of its Subsidiaries has received any written notice that any counterparty to a Parent Material Agreement has sought to terminate or amend the terms of a Parent Material Agreement.

Agreement and Plan of Merger

Section 5.23.    Finders or Brokers; Transaction Fees. Neither the Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated herein (“Parent Broker Fees”). The Parent will indemnify and hold the Company harmless against from any Parent Broker Fees.

Section 5.24.     Tax-Free Reorganization.

(a)       None of the Parent or any of its Subsidiaries (or any of their Affiliates) has taken or agreed to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the Parent’s knowledge, there are no agreements, plans or other circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)       The Merger Sub is a wholly-owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and carried on no business prior to the Merger.

(c)       Immediately prior to the Merger, the Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

(d)       The Parent has no present plan or intention to reacquire any of the Merger Consideration.

(e)       The Merger Sub will have no liabilities assumed by the Surviving Company and will not transfer to the Surviving Company any assets subject to liabilities in the Merger.

Section 5.25.     No Integrated Offering.  Neither Parent nor any Affiliates of Parent, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Parent Merger Preferred Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of such shares of Parent Merger Preferred Stock to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority.

Agreement and Plan of Merger

Section 5.26.     Foreign Corrupt Practices Act.  Neither the Parent nor its Subsidiaries, nor to the Parent’s knowledge, any agent or other person acting on behalf of the Parent or its Subsidiaries, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Parent is aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 5.27.     Data Room; Information Supplied. To Parent’s Knowledge, all copies of and originals of all information, documents, financial statements, agreements and materials provided by Parent (including its representatives, legal counsels and accountants) to the Company, its Affiliates or representatives (the “Parent Provided Materials”), as part of the due diligence process leading up to the Parties’ entry into this Agreement were (a) accurate when provided and as of the date of this Agreement; and (b) did not contain any untrue statement of a material fact, or omit to include any material fact necessary to make the materials provided not misleading. The Parent acknowledges that the Company (and its Affiliates) are relying on the accuracy of such Parent Provided Materials in connection with its decision to enter into this Agreement and to consummate the transactions contemplated herein.

Section 5.28.      Disclaimer. Except for the representations and warranties contained in this ARTICLE V, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representations or warranties with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Parent and Merger Sub acknowledge that neither the Company nor any other Person makes or has made on behalf of the Company any representation or warranty to Parent or Merger Sub or any of its Affiliates except with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company and any of its Subsidiaries or their respective businesses or (b) the representations and warranties made by the Company in ARTICLE IV, and any oral or written information presented to Parent or Merger Sub or their respective Affiliates in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Section 6.1.       Authority. Each Member has all power and authority to enter into this Agreement and to consummate the transactions contemplated hereby as applicable to the Member. This Agreement has been duly and validly executed and delivered by each Member and constitutes the valid and binding agreement of Member, enforceable against Member in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Agreement and Plan of Merger

Section 6.2.            Representations Regarding the Merger Consideration.

(a)           The Members recognize that the Parent Preferred Stock which the Member will receive in connection with the Merger Consideration (which reference to Merger Consideration as used in this Section 6.2, shall also include all shares of Parent Common Stock issuable upon conversion of such Parent Preferred Stock issued to the Member pursuant to the Merger) has not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Merger Consideration is registered under the Securities Act or unless an exemption from registration is available;

(b)           Each Member is acquiring the Merger Consideration for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Merger Consideration. Each Member agrees to provide the Parent its record address and Tax id number promptly after the Closing in order to enable Parent to issue the Members the Merger Consideration;

(c)           Each Accredited Member acknowledges that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended;

(d)           Each Member which is not an Accredited Member:

(i)        has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Merger Consideration, and

(ii)       is aware of, has received and had an opportunity to review and has actually read and reviewed (A) the (x) Parent’s Annual Report on Form 10-K for the year ended March 31, 2018; and (y) the Parent’s Quarterly Reports on Form 10-Q, current reports on Form 8-K and proxy statements (which filings and reports can be accessed by going to https://www.sec.gov/search/search.htm, typing “Camber Energy” in the “Company name” field, and clicking the “Search” button), from March 1, 2018, to the date of such Member’s entry into this Agreement, in each case (x) and (y), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein and an independent investigation made by it of the Parent; and (z) the designation of the Series E Preferred Stock (collectively, (x) through (z), the “Disclosure Information”); (B) has, prior to the date of this Agreement, been given an opportunity to review material contracts and documents of the Parent and has had an opportunity to ask questions of and receive answers from the Parent’s officers and Directors and has no pending questions as of the date of this Agreement; and (C) is not relying on any oral representation of the Parent or any other person, nor any written representation or assurance from the Parent; in connection with each Member’s acceptance of the Merger Consideration and investment decision in connection therewith. As a result of the Parent’s furnishing of the Disclosure Information, each Non-Accredited Member has received information, including, but not limited to financial statements, which would be required in a registration statement filed under the Securities Act in the form the Parent would be entitled to use;

Agreement and Plan of Merger

(e)           Each Member confirms and represents that it is able (i) to bear the economic risk of its investment, (ii) to hold the Merger Consideration for an indefinite period of time, and (iii) to afford a complete loss of its investment. Each Member also represents that it has (i) adequate means of providing for its current needs and possible personal contingencies, and (ii) has no need for liquidity in this particular investment;

(f)            All information which each Member has provided to the Parent concerning such Member’s financial position and knowledge of financial and business matters is correct and complete as of the date hereof;

(g)           Each Member has not become aware of and has not been offered the Merger Consideration by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Member’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

(h)           Each Member confirms and acknowledges that the Parent is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Merger Consideration by any Member; and

(i)            Each Member confirms and acknowledges that the Merger Consideration will bear the following restrictive legend (or a similar legend):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

Agreement and Plan of Merger

ARTICLE VII.
COVENANTS AND AGREEMENTS

Section 7.1.       Section 16 Matters. The Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), has adopted a resolution providing in substance that the receipt by the Company Insiders (as hereinafter defined) of Parent Preferred Stock in exchange for Membership Interests pursuant to the transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. In addition, the Board of Directors of the Company, or a committee of non-employee Directors thereof, have adopted a resolution providing in substance that the dispositions by the Company Insiders of Membership Interests in exchange for shares of Parent Preferred Stock pursuant to the transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. “Company Section 16 Information” shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Membership Interests held by each such Company Insider and expected to be exchanged for shares of Parent Preferred Stock pursuant to the transaction contemplated by this Agreement and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. “Company Insiders” shall mean those officers and directors of the Company who will be subject to the reporting requirements of Section 16(a) of the Exchange Act following the Closing and who are listed in the Company Section 16 Information.

Section 7.2.        Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement prior to the issuance of such press release or other public statement relating to this Agreement or the transactions contemplated herein (other than routine employee communications) and shall not issue any such press release or other public statement prior to such consultation except as such party in its good faith judgment may be required by applicable Law, it being understood that the final form of any release or statement shall be at the final discretion of the issuing party. Notwithstanding the above, the Parent and the Company shall issue a joint press release, which shall be subject to the prior approval of both parties, promptly upon execution of this Agreement. Additionally, the Parent shall be authorized to file a Current Report on Form 8-K with the SEC as required by applicable rules disclosing the parties’ entry into this Agreement and the material terms hereof, and including this Agreement as an exhibit to such filing.

Section 7.3.        Indemnification and Insurance.

(a)       Parent and Merger Sub agree that all rights to exculpation, indemnification (including rights accruing under self-insurance arrangements in respect of deductibles, coverage limits or forgone third-party insurance) and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees (in their capacity as such or when serving at the request or for the benefit of the Company or its Subsidiaries, as a director, officer, partner, employee, agent or fiduciary of any other partnership, joint venture, trust, employee benefit plan or other entity or enterprise), as the case may be, of the Company or its Subsidiaries as provided in any agreement (copies of which have been provided to Parent and are listed in Section 7.3 of the Company Disclosure Schedule) or in the Governing Documents of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses and arrangement of self-insurance provisions of the Company’s and any of its Subsidiaries’ Governing Documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof with respect to actions or omissions taken at or prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

Agreement and Plan of Merger

(b)       From and after the Effective Time, Parent and the Surviving Company shall, to the fullest extent permitted under applicable Law, jointly and severally indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director and officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees, costs and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission of the Indemnified Party occurring or alleged to have occurred at or prior to the Effective Time and with respect to current and former directors occurring or alleged to have occurred whether before or after the Effective Time, in connection with such persons serving as an officer, director or other fiduciary of the Company or any other entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries to the same extent as provided in the Company’s and any of its Subsidiaries’ Governing Documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries in effect as of the date hereof; provided, however, that neither Parent nor the Surviving Company shall be liable for any settlement effected without either Parent’s or the Surviving Company’s prior written consent, and the Surviving Company shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation; provided, further, however, that if any Indemnified Party or group of Indemnified Parties is advised in writing by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party or group of Indemnified Parties and another Indemnified Party or group of Indemnified Parties, then the Surviving Company shall pay the fees and expenses of the minimum number of counsel as are required to eliminate such conflicts of interest. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees, costs and expenses that the Surviving Company receive an undertaking by the Indemnified Party to repay such legal and other fees, costs and expenses paid in advance if it is finally judicially determined that such Indemnified Party is not entitled to be indemnified under applicable Law. Notwithstanding anything contained herein, the Surviving Company shall not amend its operating agreement as of or after the Effective Time if such action would adversely affect the rights of individuals who, at or prior to the Effective Time, were entitled to advances, indemnification, contribution or exculpation thereunder for actions or omissions by such individuals in their capacity as directors or officers of the Company or any of its Subsidiaries at any time prior to the Effective Time.

Agreement and Plan of Merger

(c)       The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of or exclusive of, any other rights such Indemnified Party may have under the Governing Documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, self-insurance arrangement, the Act or otherwise. The provisions of this Section 7.3 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective current or former officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.3 is not prior to or in substitution for any such claims under any such policies.

(d)       This Section 7.3 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors and officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on Parent and the Surviving Company and their respective successors and assigns. In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.3. This Section 7.3 may not be amended in a manner that is adverse to an Indemnified Party (including their heirs and personal representatives) or terminated without the consent of such Indemnified Party (including their heirs and representatives).

(e)       Parent and the Surviving Company shall jointly and severally indemnify and pay in advance all reasonable expenses, including reasonable attorneys’ fees, costs and expenses, that may be incurred by any Indemnified Party in bringing any claim to enforce the indemnity, exculpation, advancement or other obligations provided in this Section 7.3, provided that any Indemnified Party shall first be obligated to provide ten (10) days’ advance written notice to Parent before bringing any such claim except if failure to so provide such notice would result in the expiration of any statute of limitations regarding such claim, no such notice shall be required.

Agreement and Plan of Merger

Section 7.4.        Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to be material to the Company, the Surviving Company or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby and (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, could reasonably be expected to cause or result in any of the conditions to the Merger set forth in Error! Reference source not found. not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Company shall notify Parent, and Parent shall notify the Company, on a reasonably current basis, of any events or changes of which such Party is aware with respect to any criminal or regulatory investigation or action involving such Party or any of its Affiliates (but excluding traffic violations and similar misdemeanors), and shall reasonably cooperate with the other Party in efforts to mitigate any adverse consequences to the other Party which may arise therefrom (including by coordinating and providing assistance in meeting with regulators).

Section 7.5.        Third-Party Consents and Encumbrance Terminations. The Company and the Parent shall use their, and shall cause their Subsidiaries to use their, reasonable best efforts to take or cause to be taken all actions reasonably necessary and proper or advisable on its part under this Agreement and applicable Law to give and obtain as promptly as practicable following the date of this Agreement all notices, acknowledgments, waivers, consents, amendments or other modification required under any Material Contract to which Company, Parent or any of their respective Subsidiaries is bound (the “Third-Party Consents”), and in connection therewith, neither the Company, the Parent nor any of its Subsidiaries shall (a) make any payment of a consent fee, “profit sharing” payment, “make whole” payment or other consideration (including increased or accelerated payments) or concede anything of value, (b) amend, supplement or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case for the purposes of obtaining any Third-Party Consents without the prior consent of the other party hereto.

Section 7.6.        Post-Closing Requirements/Matters.

7.6.1    Shareholders Meeting.  The Parent shall prepare and file a proxy statement on Schedule 14A with the SEC in order to seek shareholder approval of the issuance of the shares of Parent Common Stock upon conversion of the Series E Preferred Stock, the terms of this Agreement and such other matters that the holders of the Series E Preferred Stock may reasonably request and/or that are required to be approved by the shareholders of Parent pursuant to applicable NYSE American rules and regulations in accordance with applicable rules and requirements of the SEC and the NYSE American (the “Parent Shareholder Approval”) at a duly called meeting of shareholders of the Parent (the “Parent Shareholder Meeting”) which Parent Shareholder Approval shall be received prior to the Required Shareholder Approval Date.

Agreement and Plan of Merger

7.6.2    Reverse Stock Split.  Prior to (with the consent of a Majority Interest and the Parent), or on the date of, the Parent Shareholder Approval, the Parent shall undertake a reverse split of the Parent Common Stock, in a ratio approved by the Parent and a Majority Interest, in the event such reverse split is required to (i) maintain the Parent’s continued listing of the Parent Common Stock on the NYSE American, and/or (ii) to meet initial listing requirements on the NYSE American pursuant to the terms of Section 7.6.3, below. Notwithstanding this Section 7.6.2, the Parent shall not be prohibited from undertaking a reverse split of the Parent Common Stock prior to such Parent Shareholder Approval, in the event such reverse split, in the reasonable determination of the Board of Directors of the Parent, is necessary in order to maintain the Parent’s continued listing of the Parent Common Stock on the NYSE American.

7.6.3    NYSE Listing.  The Parent Shareholder Approval shall not be received, and the Parent Shareholder Meeting shall be adjourned, extended, delayed, abandoned or re-scheduled, if the NYSE American determines that a “back-door listing”/”reverse merger” is deemed to occur upon receipt of such Parent Shareholder Approval, until or unless the Parent, upon receipt of the Parent Shareholder Approval (or immediately prior to such anticipated date of Parent Shareholder Approval), in the reasonable determination of the Parent, qualifies for initial listing of the Parent Common Stock on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE American.

7.6.4    Executive Compensation.   From the Closing Date until the Parent Shareholder Approval is received, the executive officers and directors of Parent, shall not, in aggregate, be paid, or accrue, compensation in excess of the amounts set on Section 7.6.4 of the Parent Disclosure Schedule, unless such compensation is approved with the consent of a Majority Interest.

7.6.6    Transfer Agent. Until Parent Shareholder Approval, ClearTrust, LLC shall serve as the transfer agent for the Parent and for its subsidiaries.

7.6.7    Reorganization. Between the date hereof and the Effective Time of the Merger, each Party agrees, on behalf of itself and any of its Subsidiaries, not take or omit to take, or permit any of their respective Affiliates or any “related person” (within the meaning of such term as used in Treasury Regulation Section 1.368-1(e)) to take or omit to take, any action that would prevent the Merger from qualifying as a “reorganization” described in Section 368(a) of the Code.

7.6.8    Audit Assistance.  Following the Closing, the Company shall assist the Parent with the preparation of financial statements in accordance with GAAP, pro forma financial information and such other interim financial information as required by Item 2.01 and/or Item 9.01 of Form 8-K and Regulation S-X of the Securities Act, in acceptable form to the Parent, as applicable, as relates to the Company and the acquisition by the Parent of the Company pursuant to this Agreement.

Agreement and Plan of Merger

ARTICLE VIII.
MISCELLANEOUS

Section 8.1.       No Survival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for any covenant or agreement that by its terms contemplates performance after the Effective Time.

Section 8.2.        Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs and expenses, except that the Parent has agreed, pursuant to the terms of that certain Letter of Intent between the Parent and Company dated April 9, 2019, to pay for the audits required in connection with the Parent Proxy Statement and/or Form 8-K filings required to be filed by the Parent post-Closing, and that the Parent would reimburse the Company for its reasonable and actual expenses incurred in connection with the transactions contemplated herein, up to a maximum of $200,000, upon receipt from the Company of documentation of the same, including $75,000 which has previously been paid.

Section 8.3.        Execution.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re execute the original form of this Agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.4.        Governing Law.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware that are applicable to contracts entered into and to be performed solely in the State of Delaware, without regard to conflicts of laws principles.

Agreement and Plan of Merger

Section 8.5.       Jurisdiction; Enforcement; No Special Damages.  Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or threatened not to be performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled (in addition to any other remedy that may be available to it, whether at law or in equity, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Parent’s and Merger Sub’s obligation to consummate the Merger, exclusively in the applicable court located in the State of Texas, this being in addition to any other remedy which the parties hereto are entitled at law or in equity. Each of the parties hereto further agrees that the other parties hereto shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referenced to in this Section 8.5 and each of the parties hereto waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. None of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and damages in excess of out-of-pocket costs and expenses shall not be excluded to the extent proven) arising out of the intentional and willful breach of any provision of this Agreement by the other party or parties (in the case of the Company, the other parties shall mean Parent and Merger Sub, and in the case of Parent and Merger Sub, the other party shall mean the Company) or for fraud. The provisions of this Section 8.5, shall survive any termination hereof. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts located in Harris County, Texas (provided that, in the event subject matter jurisdiction is unavailable in or declined by the courts located in Harris County, Texas, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Texas). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES.

Section 8.6.        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Agreement and Plan of Merger

Section 8.7.         Notices.  All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 8.7, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 8.7, but which acknowledgement of acceptance shall include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable party or parties at the address specified below, subject to notice of changes thereof from any party with at least ten (10) Business Days’ notice to the other parties:

(a)	If to the Parent or Merger Sub, to:

Camber Energy, Inc.

Attn:    Louis G. Schott and Robert Schleizer

1415 Louisiana, Suite 3500

Houston, Texas 77002

Fax: ________________

Email: louisgschott@gmail.com; and bschleizer@blackbriaradvisors.com

With a copy, which shall not constitute notice to:

Dickinson Wright PLLC

Attn: Joel D. Mayersohn

350 East Las Olas Blvd.

Suite 1750

Fort Lauderdale, Florida 33301

Fax     844-670-6009

Email  JMayersohn@dickinsonwright.com

(b)	If to the Company, to:

Lineal Star Holdings, LLC

Attn: Tim Connolly

123 N. Post Oak Lane Suite 440

Houston, Texas 77024

Fax: 713-586-6678

Email: tim@csbankers.com

With a copy, which shall not constitute notice to:

Hughes Arrell Kinchen LLP

Attn: Mark Hughes

1221 McKinney St., Suite 3150

Houston, Texas 77010

Fax: 713-942-2266

Email:   mhughes@hakllp.com

Agreement and Plan of Merger

K&L Gates LLP

Attn: Clayton Parker

Southeast Financial Center

200 S. Biscayne Boulevard, Suite 3900

Miami, FL 33131

Fax: 305-358-7095

Email: Clayton.Parker@klgates.com

(c)       If to any Member, to the address provided to the Parent in the Stock Registration Form.

Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8.       Waiver of Conflicts.  Recognizing that K&L Gates LLP has acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of shares of Membership Interests and certain of their respective Affiliates prior to date hereof, and that K&L Gates LLP intends to act as legal counsel to certain of the direct and indirect holders of shares of Membership Interests and their respective Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Company and its Subsidiaries to waive, any conflicts that may arise in connection with K&L Gates LLP representing any direct or indirect holders of the Membership Interests or their Affiliates after the Closing as such representation may relate to Parent, Merger Sub, the Company, the Surviving Company and its Subsidiaries or the transactions contemplated by the Transaction Agreements. In addition, all communications involving attorney-client confidences between direct and indirect holders of Membership Interests, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and K&L Gates LLP, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated by the Transaction Documents shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Membership Interests and their respective Affiliates (and not the Company, the Surviving Company or their respective Subsidiaries). Accordingly, the Surviving Company and its Subsidiaries shall not have access to any such communications or to the files of K&L Gates LLP relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect holders of shares of Membership Interests and their respective Affiliates (and not the Surviving Company and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Company or its Subsidiaries shall be a holder thereof, (b) to the extent that files of K&L Gates LLP in respect of such engagement constitute property of the client, only the direct and indirect holders of Membership Interests and their respective Affiliates (and not the Surviving Company and its Subsidiaries) shall hold such property rights and (c) K&L Gates LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Company or any of its Subsidiaries by reason of any attorney-client relationship between K&L Gates LLP and the Company or any of its Subsidiaries or otherwise. Notwithstanding the foregoing, none of the Surviving Company or any of its Subsidiaries is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the transactions contemplated by the Transaction Documents) in connection with any third-party litigation.

Agreement and Plan of Merger

Section 8.9.       Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without written consent of any party hereto, Merger Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, no such assignment shall relieve Merger Sub and/or Parent, as applicable, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall not be binding on any party unless and until it is executed by all parties, and upon such execution this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, or any assignee thereof, to perform its obligations under this Agreement.

Section 8.10.      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 8.11.     Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 7.3, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.12.      Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, a Majority Interest and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.13.      Disclosure Schedules.

(a)       The inclusion of any information in the Disclosure Schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information is required to be listed in such Disclosure Schedule or that such information is material to any party or the conduct of the business of any party.

Agreement and Plan of Merger

(b)       Any item set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make readily apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

Section 8.14.     Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.15.      Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

Section 8.16.      No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of page left intentionally blank. Signature page follows.]

Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

“PARENT”

CAMBER ENERGY, INC.

By:	/s/ Louis G. Schott
Name: Louis G. Schott
Title: Interim CEO

“MERGER SUB” CAMBER ENERGY MERGER SUB 2, INC.

By:	/s/ Louis G. Schott
Name: Louis G. Schott
Title: Interim CEO

Signature Page to Agreement and Plan of Merger

“COMPANY” LINEAL STAR HOLDINGS LLC

By:	/s/ Timothy J. Connolly
Name: Timothy J. Connolly
Title: Chief Executive Officer

“MEMBERS” JSHAN ENERGY, LLC

By:	/s/ Jerry C. Shanklin
Name: Jerry C. Shanklin
Title: President
/s/ Brian Shanklin
Brian Shanklin

/s/ Blain Shanklin Blain Shanklin

/s/ Mario Salinas Jr. Mario Salinas Jr.

/s/ Timothy J. Connolly
Timothy J. Connolly

/s/ Craig Crawford Craig Crawford

Signature Page to Agreement and Plan of Merger

/s/ Brent Richie Brent Richie

/s/ Jeff Bauza Jeff Bauza

/s/ Samuel Pruneda
Samuel Pruneda
/s/ Sherry Lee Noel Sherry Lee Noel
/s/ Manuel Mondregon Manuel Mondregon

Signature Page to Agreement and Plan of Merger

EXHIBIT A

CERTIFICATE OF DESIGNATION ESTABLISHING THE DESIGNATION, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF THE PARENT’S SERIES E PREFERRED STOCK

EXHIBIT B

CERTIFICATE OF DESIGNATION ESTABLISHING THE DESIGNATION, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF THE PARENT’S SERIES F PREFERRED STOCK

[Attached]

EXHIBIT C

STOCK REGISTRATION FORM

(CHECK ONE):

_____	INDIVIDUAL OWNERSHIP (one signature required)

_____	TRUST (please include name of trust, name of trustee, and date trust was formed and copy of the Trust Agreement or other authorization)

_____	PARTNERSHIP (please include a copy of the Partnership Agreement authorizing signature)

_____	CORPORATION (please include a certified corporate resolution authorizing signature)

_____	LIMITED LIABILITY COMPANY (please include a certified corporate resolution authorizing signature)

________________________________________________________________________

Please print here the exact name (registration)

Such Person desires to appear in the records of Camber Energy, Inc.

________________________________________________________________________

Please print here the exact address

Such Person desires to appear in the records of Camber Energy, Inc.

Signature:

By: _________________________

Printed Name: ______________________

If on behalf of Entity:

Entity Name: ___________________

Signatory’s Position with Entity: ___________________

Beneficial Owner(s) of Securities To Be Owned by Entity: _____________________

Address: ____________________________________________________________

SS#/Tax Id Number: ______________________________

Telephone Number: ( ) - _____ - _______

Email:____________________

EXHIBIT D

STOCK POWER AND ASSIGNMENT OF
UNCERTIFICATED MEMBERSHIP INTERESTS

FOR VALUE RECEIVED, and pursuant to that certain Agreement and Plan of Merger by and between Camber Energy, Inc., Camber Energy Merger Sub 2, Inc., Lineal Star Holdings, LLC, and the Members party thereto dated as of July 8, 2019 (the “Agreement”), the undersigned hereby sells, assigns, and transfers unto Camber Energy, Inc. [____________] [common/preferred] membership interests of Lineal Star Holdings, LLC, a Delaware limited liability company (the “Company” and the “Interests”). Such Interests are not represented by certificates, are held in book entry form and stand in the undersigned’s name on the books and records of the Company. The undersigned does hereby irrevocably constitute the Secretary of the Company as attorney-in-fact, with full power of substitution, to transfer said interests on the books of said Company.

Dated: [ ], 2019

By:______________________

_________________________

Printed Name

If Entity:

Entity Name:________________

Signatory’s Position With Entity:_________________